Exhibit (a)(1)(I)

BAIN CAPITAL COMPLETES ACQUISITION OF THE GYMBOREE CORPORATION

SAN FRANCISCO and BOSTON– November 23, 2010 – The Gymboree Corporation (NASDAQ: GYMB) (“Gymboree” or the “Company”) and Bain Capital Partners, LLC (“Bain Capital”) today announced the successful completion of the acquisition of the Company by affiliates of Bain Capital for $65.40 per share in cash, or approximately $1.8 billion in the aggregate.

On October 11, 2010, the Company and Bain Capital announced that the Company and certain affiliates of Bain Capital had entered into a definitive merger agreement. Pursuant to the merger agreement, Giraffe Acquisition Corporation, a corporation controlled by Bain Capital, commenced a tender offer on October 25, 2010 to acquire all outstanding shares of the Company at a price of $65.40 per share, net to the seller in cash. The tender offer expired at 11:59 p.m., New York City time, on November 22, 2010, and the depositary has advised that, as of the expiration time, 21,566,182 Company shares had been validly tendered and not withdrawn, representing approximately 78% of the outstanding shares. All of these shares have been accepted for payment by Giraffe Acquisition Corporation.

On November 23, 2010, Giraffe Acquisition Corporation was merged with and into the Company in accordance with the merger agreement. In the merger, each Company share not previously purchased in the tender offer was converted, subject to appraisal rights, into the right to receive $65.40, net to the seller in cash. As a result of the completion of the merger, Gymboree’s common stock will cease trading on The NASDAQ Stock Market.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 30, 2010, the Company operated a total of 1,049 retail stores: 636 Gymboree® stores (595 in the United States, 37 in Canada, 2 in Australia and 2 in Puerto Rico), 148 Gymboree Outlet stores, 122 Janie and Jack® shops and 143 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 672 franchised and Company-operated Gymboree Play & Music® centers in the United States and 33 other countries.

About Bain Capital

Bain Capital, LLC (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, credit products and absolute return with approximately $64 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in more than 300 companies in a variety of industries around the world. Bain Capital consumer and retail private equity investments have included such leading businesses as Toys “R” Us, Bright Horizons Family Solutions, Michaels Stores, Dollarama, Burlington Coat Factory, Dunkin’ Brands and Lilliput Kidswear. Headquartered in Boston, Bain Capital has offices in New York, Chicago, London, Munich, Hong Kong, Shanghai, Tokyo, and Mumbai.

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including risks and uncertainties relating to these matters that are discussed in the documents filed with the Securities and Exchange Commission by the Company. These forward-looking statements reflect The Gymboree Corporation’s expectations as of the date of this press release. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Contacts for Gymboree

Investor Relations

Jeffrey P. Harris

415-278-7933

investor_relations@gymboree.com

Media Relations

Mark Mizicko

415-278-7503

media_relations@gymboree.com

Contacts for Bain Capital

Stanton Public Relations and Marketing

Alex Stanton

212-780-0701

astanton@stantonprm.com